PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated September 19, 2006)	Registration No. 333-137405
Stratos Global Corporation
Offer to Exchange
9⅞% Senior Notes due 2013 for new 9⅞% Senior Notes which have been registered under the
Securities Act of 1933

     We are extending our offer to exchange any and all of our outstanding 9⅞% Senior Notes due 2013 (the “original notes”) for an equal amount of new 9⅞% Senior Notes which have been registered under the Securities Act (the “exchange notes”).
     The exchange offer was originally scheduled to expire at 5:00 p.m., New York City time, on October 20, 2006, but the expiration date for the exchange offer has now been extended to 5:00 p.m., New York City time, on November 6, 2006. Holders that have validly tendered their original notes in the exchange offer do not need to take further action. Holders that have not validly tendered their original notes but wish to accept the exchange offer must complete all actions required to validly tender their original notes no later than the expiration date, as extended.
     We are further amending the terms of the exchange offer to permit late delivery of original notes pursuant to the guaranteed delivery procedures described herein.
     The information set forth in this prospectus supplement is incomplete and should be read in conjunction with the information contained in the prospectus dated September 19, 2006. You should carefully consider the risk factors beginning on page 14 of the Prospectus before investing.

     Except for the extension of the expiration date and the provisions set forth herein regarding guaranteed delivery procedures, no terms of the exchange offer have been changed.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
October 20, 2006

Guaranteed Delivery Procedures
     Holders who wish to tender their original notes and cannot complete the automatic tender offer program or ATOP procedures for electronic tenders of the Depository Trust Company (“DTC”) before expiration of the exchange offer may tender their original notes if:
•	the tender is made through an eligible guarantor institution (as defined by Rule 17Ad-15 Under the Securities Exchange Act of 1934);

•	before expiration of the exchange offer, DTC receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery in the form available through The Bank of New York Trust Company, N.A. (successor in interest to J.P. Morgan Trust Company, N.A.), as exchange agent (the “exchange agent”), by facsimile transmission, mail or hand delivery, and the exchange agent receives from DTC an agent’s message in lieu of notice of guaranteed delivery:
•	setting forth the name and address of the holder and the principal amount of original notes tendered;

•	stating that the tender offer is being made by guaranteed delivery and confirming that the tender is subject to the terms of the letter of transmittal; and

•	guaranteeing that, within three (3) business days after expiration of the exchange offer, tender of such original notes will made by book-entry delivery to the exchange agent’s DTC account; and
•	the exchange agent receives book-entry confirmation of the transfer of the tendered original notes to the Exchange Agent’s DTC account within three (3) New York Stock Exchange trading days after expiration of the exchange offer.
     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

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